Exhibit 10.11

ESSA BANK & TRUST

AMENDED AND RESTATED

EXECUTIVE/MANAGEMENT

ANNUAL INCENTIVE COMPENSATION PLAN

This Amended and Restated Executive/Management Annual Incentive Compensation Plan (the “Plan”), is effective October 1, 2015.  Every year, a new Attachment A will be developed which will set forth the specific performance goals for each fiscal year.

I.	Purpose

The purpose of the Plan is to provide incentive compensation to executive officers and members of management who contribute to the success of ESSA Bank & Trust (“ESSA”) throughout the entire fiscal year.  The Plan is designed to support organizational objectives and financial goals for the entire fiscal year, as defined by ESSA’s strategic and financial plans and performance that measures up well relative to comparable financial organizations as well.  Incentive compensation payments awarded will reflect the full fiscal year performance relative to expectations and will be designed to align pay competitiveness with fiscal year organizational performance relative to the budget.  The Plan is designed to supplement base salary, but is not an entitlement.  It is designed to provide variable pay “at risk” based on full fiscal year performance of ESSA.

In addition to providing competitive pay opportunity, the Plan is also intended to support ESSA’s pay for performance philosophy.  It is also designed to assist ESSA in attracting, retaining and motivating leadership talent and to provide focus on achieving important fiscal year objectives of the organization.

Participants in this Plan will not be entitled to payments under any broad-based employee bonus plan.  This provides for greater simplicity and clarity regarding the linkage of pay and performance.

The Plan is designed to accomplish the following objectives:

•	Support ESSA’s pay for performance philosophy.
•	Establish “line of sight” between fiscal year executive/management efforts, results and pay.
•	Enhance ESSA’s ability to attract, retain, focus and motivate the leadership talent it needs to achieve profitable growth.
II.	General Description

The Plan value is based on paying for fiscal year attainment of pre-established annual performance goals and provides for a range of payouts aligned with performance, requiring satisfactory performance throughout the entire fiscal year as determined by management.  Fiscal year performance goals are based on a combination of business plan and external benchmarks for comparable financial services organizations.   Performance below the range will yield no payouts under the Plan.  Fiscal year incentive compensation is capped at the maximum performance levels established each year.

Performance ranges will be established for each fiscal year (i.e., October 1 to September 30) and will be set forth as Attachment A to the Plan.  Performance measures used may vary from year to year, based on fiscal year objectives approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).  Payouts can range from zero up to 150% of target. The Committee has the authority to consider and authorize payouts within the range, but performance below the range will result in no payouts under the Plan and no payouts will be made above the maximum performance levels established each year.  Payouts under the Plan require ESSA to maintain safety and soundness while achieving financial objectives.

Incentives are funded and budgeted for the full fiscal year at the target level of payout in aggregate for all Plan participants.

The Committee, in its sole discretion, has the right to reduce a Plan participant’s fiscal year payout based on a number of factors, including but not limited to, a non-financial performance objective, such as individual conduct or performance (referred to as “negative discretion”), and in no event will the Committee exercise discretion to increase a Plan participant’s payout (positive discretion is prohibited). Such negative adjustments would be expected to be exceptions, and as a result of a negative adjustment, an individual payout could be deemed as unearned.  No payout is earned until the actual payment date which may vary each year.  Payment is conditioned, among other factors, on being and having been actively and continuously employed throughout the fiscal year and until the payment date.  An exception may be made, in whole or in part, in the sole discretion of the Committee, if a participant terminates employment or is terminated from employment prior to the payment date as a result of death, disability continuing more than six (6) months, or retirement.

III.	Plan Administration

The Committee will approve any final disposition of matters pertaining to administration of the Plan.  The Committee has the responsibility to interpret, administer, amend, suspend or terminate the Plan and such decisions shall be final and binding on all parties.  Matters of the Committee shall be decided by majority vote.

Computation of awards will be conducted by ESSA.  Accrued payouts and the financial results they are based on shall be reviewed for reasonableness by independent auditors prior to payment.

The Committee may take into consideration any nonrecurring or extraordinary items that affect income gain, expense or loss and other factors it may deem relevant.  We define extraordinary items as events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence (extraordinary items exclude mergers and acquisitions).  For this purpose, “unusual nature” means that the event or transaction should possess a high degree of abnormality and be of a type clearly unrelated to the ordinary and typical activities of the entity.  “Infrequency of occurrence” means that the event or transaction should be of a type that would not reasonably be expected to recur in the foreseeable future.  In general, the Committee will apply a consistent logic to how such matters are considered to impact incentive Plan payouts.   This means that extraordinary gains and losses will be dealt with in a similar manner.  The overarching criteria used to make such decisions will be the protection of ESSA and its shareholders.

IV.	Plan Participation

Participation in the Plan is limited to selected executive officers and management of ESSA.  Selection is based on the functional responsibilities and the extent to which the employee has the opportunity to influence the desired organizational results. Final decisions are based on CEO recommendation and Committee approval.   In general, the participant pool will be selected from individuals in the positions set forth on Attachment B.

V.Payout Mechanics

The fiscal year payout ranges as a percentage of base incumbent base salaries are established for each fiscal year and are set forth on Attachment A.

Eligible participants generally will receive their appropriate incentive Plan payouts in a single cash lump sum distribution within 2½ months following the end of the fiscal year. The fiscal year incentive Plan payouts are calculated based on base salary from October 1st through September 30th (excluding bonus, short term disability benefits, and commissions).

Annual bonus payouts will not be deemed earned until the actual payment date, which may vary from year to year.  Participants must be actively employed on the payment date or the full payout amount will be lost and deemed unearned.  No payout will be made, in whole or part, to a participant who is not employed and on active status on the actual payment date.  An exception may be made, in whole or in part, in the sole discretion of the Committee, if a participant terminates employment or is terminated from employment prior to the payment date as a result of death, disability continuing more than six (6) months, or retirement.

In addition, new participants must have been actively and continuously employed on or before April 1st of the fiscal year to be eligible to participate in the Plan that year with the payout calculated on base earnings from hire date through the end of the fiscal year.   Those not actively and continuously employed on or before April 1st will not be eligible to participate in the Plan until the next fiscal year, beginning October 1st. This partial year eligibility criteria is solely for purposes of first year admission to the Plan.  Partial year employment is otherwise not considered and will be disqualifying.  No rights or interests in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy except to a beneficiary upon the death of a participant as herein provided.

An award does not confer any right on the participant to continue in the employ of ESSA or limit in any way the right of ESSA to terminate the participant’s employment at any time.  There shall be no guarantee for a payment under the Plan.

ESSA has the right to deduct any federal, state, and local taxes required by law to be withheld with respect to incentive compensation.

ESSA may reduce or eliminate any bonus in its entirety if the Committee determines that a participant made egregious errors or acted improperly.

ESSA has the discretion to consider relevant facts and circumstances in making bonus determinations, including the employee’s work performance throughout the fiscal year and future commitment to ESSA.

ESSA retains the right to modify, eliminate or replace the bonus Plan at any time and from time to time as it determines in its sole discretion.

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